EXHIBIT 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition

Houston, TX, February 27, 2020 – U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced today that the Company just completed the acquisition of a four clinic physical therapy practice. USPH acquired approximately 65% of the equity interests with the practice’s founders and associates retaining approximately 35%. The purchase price was $12.2 million. The business generates more than $6.6 million in annual revenue and has approximately 53,000 patient visits per year.

Chris Reading, Chief Executive Officer, said, “Over the past couple of years I have gotten to know these really fine people and I am excited that we have the opportunity to grow together as partners.  They and their team have done an outstanding job building a terrific reputation and have an excellent plan for continued expansion. We look forward to helping them reach their goals.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 587 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 26 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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